Exhibit 99.5

For Immediate Release
November 19, 2014

SUNSHINE BIOPHARMA SIGNS AGREEMENT WITH LONZA TO MANUFACTURE ITS LEAD ANTI-CANCER COMPOUND, Adva-27a

Montreal, Quebec, Canada -- (Marketwire) -- Sunshine Biopharma Inc. (OTCQB: “SBFM”), a pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of various forms of cancer, announced today an agreement with Lonza, a leading development and manufacturing company, for the manufacture of its anti-cancer drug, Adva-27a.  Lonza’s expertise and experience in small molecule development and manufacturing of active pharmaceutical ingredients, was an ideal fit for Sunshine’s Adva-27a.  Lonza’s manufacturing capacity ranges from gram quantities for process validation to kilogram amounts for clinical trials and ton quantities for commercialization.  Manufacturing will begin at Lonza’s Nansha, China facility with the remaining key steps to be conducted in Lonza’s high containment cytotoxic facility in Visp, Switzerland.

“We are delighted to have a global leader like Lonza as our manufacturing partner,” said Dr. Steve N. Slilaty, President and CEO of Sunshine Biopharma.  “We have made significant recent strides in terms of research results showing the effectiveness of our lead compound against cancer cells as well as in our manufacturing and recent fund raising efforts.”

“We are very excited to be working with Sunshine Biopharma on the development of their promising anti-cancer compound”, said James Leresche, Ph.D., Head of Lonza’s Chemical Development Services. “This development project is an example of Lonza’s support and commitment to emerging companies with innovative and potentially life-saving treatments like Adva-27a.”

About Lonza

Lonza is one of the world’s leading and most-trusted suppliers to the pharmaceutical, biotech and specialty ingredients markets. We harness science and technology to create products that support safer and healthier living and that enhance the overall quality of life.

Not only are we a custom manufacturer and developer, Lonza also offers services and products ranging from active pharmaceutical ingredients and stem-cell therapies to drinking water sanitizers, from the vitamin B compounds and organic personal care ingredients to agricultural products, and from industrial preservatives to microbial control solutions that combat dangerous viruses, bacteria and other pathogens.

Founded in 1897 in the Swiss Alps, Lonza today is a well-respected global company with more than 40 major manufacturing and R&D facilities and approximately 10,000 employees worldwide. The company generated sales of about CHF 3.6 billion in 2013 and is organized into two market-focused segments: Pharma & Biotech and Specialty Ingredients. Further information can be found at www.lonza.com.

About Adva-27a

Adva-27a is Sunshine Biopharma's lead anticancer compound, a Topoisomerase II inhibitor, small molecule that has recently been shown to be effective at killing Multidrug Resistant Breast Cancer cells, Small-Cell Lung Cancer cells, Uterine Sarcoma cells and Pancreatic Cancer cells (Published in ANTICANCER RESEARCH, Volume 32, Pages 4423-4432, October 2012).  Adva-27a is currently in the IND-Enabling stage of development. The original U.S. patent covering Adva-27a was issued on August 7, 2012 under U.S. patent number 8,236,935.  The Company is planning a Phase I clinical trial of Adva-27a for Pancreatic Cancer in parallel to the Phase I clinical trial of Adva-27a for multidrug resistant Breast Cancer to be conducted at McGill University's Jewish General Hospital in Montreal (Canada).

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Additional Information:

Sunshine Biopharma Media Contacts:
Renmark Financial Communications Inc.
Robert Thaemlitz: rthaemlitz@renmarkfinancial.com
Joshua Ciarrocca: jciarrocca@renmarkfinancial.com
Tel.: (416) 644-2020 or (514) 939-3989
www.renmarkfinacial.com

Sunshine Biopharma Inc. Contacts:
Camille Sebaaly, CFO, Tel.: 514-814-0464, Camille.sebaaly@sunshinebiopharma.com

Lonza Media Contacts:
Colleen Floreck, +1 201 316 9290, colleen.floreck@lonza.com
Constance Ward, +41 61 316 8840, constance.ward@lonza.com